Exhibit (a)(1)-1

                           OFFER TO PURCHASE FOR CASH
               UP T0 9,020 UNITS OF LIMITED PARTNERSHIP INTERESTS
                                       OF
                             ML MEDIA PARTNERS, L.P.
                                       AT
                                  $550 PER UNIT
                                       BY

                               SMITHTOWN BAY, LLC
                       MERCED Partners Limited Partnership
                         Global Capital Management, Inc.
                               John D. Brandenborg
                                 Michael J. Frey

               --------------------------------------------------
                      THE OFFER AND WITHDRAWAL RIGHTS WILL
                     EXPIRE AT 5:00 P.M., EASTERN TIME, ON
                NOVEMBER 14, 2003, UNLESS THE OFFER IS EXTENDED.
               --------------------------------------------------

Smithtown Bay, LLC, ("Smithtown"), Merced Partners Limited Partnership ("Merced"), Global Capital Management, Inc. ("GCM"), John D. Brandenborg and Michael J. Frey (collectively, the "Purchaser") hereby offer to acquire units of limited partnership interest ("Units") in ML Media Partners, L.P., a Delaware limited partnership (the "Partnership"). Smithtown is a Delaware limited liability company formed on July 29, 1996. GCM, a Delaware corporation formed on September 23, 1998, is Smithtown's Manager and the General Partner of Merced. Merced, a Delaware limited partnership formed on January 19, 1990, is the sole owner of Smithtown. John D. Brandenborg and Michael J. Frey are the sole officers and directors of GCM.

The Purchaser hereby offers to purchase up to 9,020 Units at a purchase price of $550 per Unit, in cash, without interest, less the amount of any distributions declared or paid on or after October 1, 2003 in respect of that Unit (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Sale, as each may be supplemented or amended from time to time (which together constitute the "Offer"). Unitholders who tender their Units to us will not be obligated to pay the $50.00 transfer fee per transferring Unitholder charged by the Partnership, as this cost will be borne by the Purchaser. The 9,020 Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 4.8% of the Units outstanding as of the date of the Offer.

THE OFFER IS CONDITIONED UPON CERTAIN CONDITIONS, ALTHOUGH THE PURCHASER RESERVES THE RIGHT TO WAIVE SUCH CONDITIONS AND TO EXTEND THE OFFER, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. SEE SECTION 13 ("CERTAIN CONDITIONS OF THE OFFER").

A HOLDER OF UNITS ("UNITHOLDER") MAY TENDER ANY OR ALL UNITS THAT IT OWNS.

FOR MORE INFORMATION OR FOR FURTHER ASSISTANCE WITH THE PROCEDURE OF TENDERING YOUR UNITS PLEASE CALL THE PURCHASER'S TOLL-FREE INFORMATION LINE AT (866) 476-7243.

October 16, 2003

                                    IMPORTANT

Any (i) Unitholder, (ii) beneficial owner, in the case of Units owned by individual retirement accounts, Keogh Plans or qualified plans (a "Beneficial Owner"), or (iii) person who has purchased Units but has not yet been reflected on the Partnership's books as a limited partner of the Partnership (an "Assignee") desiring to tender Units should complete and sign the Agreement of Sale in accordance with the instructions in the Agreement of Sale, and mail or deliver a fully executed original of the Agreement of Sale, along with any other required documents, to the Purchaser at the address set forth on the back cover of this Offer to Purchase, or request its broker, dealer, commercial bank, credit union, trust company or other nominee to effect the transaction on their behalf. Unless the context requires otherwise, references to Unitholders in this Offer to Purchase shall be deemed to include record holders of Units, Beneficial Owners and Assignees.

QUESTIONS OR REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR THE AGREEMENT OF SALE MAY BE DIRECTED TO THE PURCHASER BY CALLING THE TOLL-FREE INFORMATION LINE: (866) 476-7243.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE AGREEMENT OF SALE. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET...........................................................3

INTRODUCTION.................................................................9

RISKS AND FACTORS TO CONSIDER BEFORE TENDERING...............................9

OFFER TO PURCHASE...........................................................14

SECTION 1. Terms of the Offer...............................................14

SECTION 2. Acceptance for Payment and Payment for Units.....................14

SECTION 3. Procedures for Tendering Units...................................15
              Valid Tender..................................................15
              Backup Federal Income Tax Withholding.........................16
              Tenders by Beneficial Holders.................................16
              Signature Guarantees..........................................16
              Appraisal Rights..............................................16
              Other Requirements............................................16
              Determination of Validity; Rejection of Units; Waiver of
              Defects; No Obligation to Give Notice of Defects..............17

SECTION 4. Withdrawal Rights................................................17

SECTION 5. Extension of Tender Period; Termination; Amendment...............18

SECTION 6. Certain U.S. Federal Income Tax Considerations...................18

SECTION 7. Purpose and Effects of the Offer.................................21
               Purpose of the Offer.........................................21
               Effect on Trading Market and Price Range of the Units........23

SECTION 8. Future Plans.....................................................23

SECTION 9. Past Contacts, Transactions, Negotiations and Agreements.........23

SECTION 10. Certain Information Concerning the Business of the
            Partnership and Related Matters.................................24
               Business.....................................................24
               Financial Information and Distributions......................28

SECTION 11. Certain Information Concerning the Purchaser....................29

SECTION 12. Source of Funds.................................................30

SECTION 13. Certain Conditions of the Offer.................................30

SECTION 14. Certain Legal Matters and Required Regulatory Approvals.........33
               General......................................................33
               Antitrust....................................................33
               State Takeover Laws..........................................33
               ERISA........................................................33

SECTION 15. Fees and Expenses...............................................33

SECTION 16. Miscellaneous...................................................34

SCHEDULE 1  ................................................................36

                               SUMMARY TERM SHEET

Smithtown Bay, LLC ("Smithtown"), Merced Partners Limited Partnership ("Merced"), Global Capital Management, Inc. ("GCM"), John D. Brandenborg and Michael J. Frey, which are collectively referred to as "Purchaser", "we" or "us" in this document, are proposing to acquire up to 9,020 of the outstanding units of limited partnership interest of ML Media Partners, L.P., which is referred to in this document as the "Partnership", at a cash price of $550 per Unit, less the amount of any distributions declared or paid on or after October 1, 2003 in respect of that Unit, subject to the terms and conditions set forth in this Offer to Purchaser. See Section 1 ("Terms of the Offer") for a description of the terms of the Offer. Assuming that we purchase all 9,020 Units to which the Offer relates, we would own approximately 12.9% of the outstanding Units. The following are some of the questions you, as a Unitholder in the Partnership, may have, as well as our answers to those questions. We urge you to read the remainder of this Offer to Purchase and the related Agreement of Sale, which together constitutes the "Offer," carefully because the information in this summary is not complete and additional important information is contained in the remainder of this Offer. Please note that capitalized terms used in this summary term sheet without definition are defined elsewhere in this document.

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

Who is offering to buy my securities?

     Smithtown Bay, LLC is a Delaware limited liability company formed on July 29, 1996. Smithtown's Manager is Global Capital Management, Inc., a Delaware corporation formed on September 23, 1998. Smithtown's beneficial owner is Merced Partners Limited Partnership, a Delaware limited partnership formed on January 19, 1990, of which GCM is the General Partner. GCM is controlled by its two officers and directors, John D. Brandenborg and Michael J. Frey. Merced is a private investment limited partnership. Smithtown, GCM, Merced and Messrs. Brandenborg and Frey, who are collectively the Purchaser, are offering to buy your securities. See Section 11 ("Certain Information Concerning the Purchaser") for further information about the Purchaser.

What are the classes and amounts of securities sought in the Offer?

     We are offering to buy 9,020 Units, which are approximately 4.8% of all outstanding Units. Assuming that all such Units are tendered and not validly withdrawn, and all conditions of the Offer are satisfied, we would own approximately 12.9% of all outstanding Units.

What happens if more than 9,020 Units are tendered?

     If more than 9,020 Units are validly tendered and not withdrawn, and all conditions of the Offer are satisfied, we will accept for payment no more than 9,020 Units. In that case, for each Unitholder, we will accept for payment a prorated number of Units so tendered, disregarding any fractional Units.

Is the Offer conditioned on a minimum number of Units being tendered?

     No, our Offer is not conditioned on a minimum number of Units being tendered.

How much are you offering to pay and what is the form of payment?

     We are offering to pay $550 in cash for each Unit, less the amount of any distributions declared or paid on or after October 1, 2003, in respect of that Unit. If you are the record owner of Units, you tender your Units to us in the Offer and we accept them for payment, you will not have to pay transfer fees, brokerage fees or similar expenses. If you own your Units through a broker or other nominee, and your broker tenders your Units on your behalf, your broker or nominee may charge you a fee. Regardless of whether you tender your Units directly or through your broker or other nominee, we will pay the $50 transfer fee per transferring Unitholder charged by the Partnership. When we pay you, we will pay you by check mailed to your address as it appears in the Partnership's records.

Do you have the financial resources to make payment?

     Yes. We have the financial resources to pay for all tendered Units based on our cash on hand and highly liquid securities in our proprietary portfolio. The Offer is not conditioned on our obtaining any financing. See Section 12 ("Source of Funds") for more information.

When will payment be made?

     Payment will be made as promptly as practicable after the expiration of the Offer and the Partnership has registered the transfers of the tendered Units that we shall have accepted for payment on its books and records and we are recognized by the Partnership as a Substituted Limited Partner in respect of all such Units with full voting rights and rights to distributions (See Section 13 ("Certain Conditions of the Offer")). In this regard, the SEC has stated (release no. 34-43069, available July 24, 2000) that because transfers of limited partnership interests are subject to delays, an offeror in a tender offer for limited partnership interests may reasonably extend the period for payment without violating the requirement for prompt payment. See Section 13 ("Certain Conditions of the Offer"). Since the transfers of the tendered Units are expected to be registered effective no earlier than January 1, 2004, we expect that payment for accepted Units will be delayed until at least January 2, 2004.

Why are you making this Offer?

     We are making the Offer as a speculative investment based upon our belief that the Units represent an attractive investment at the price offered. Our belief is based upon, in part, our assessment of the value of the Partnership's assets and liabilities. The purpose of the Offer is to allow us to benefit from any one combination of the following: (i) any cash distributions from the Partnership's operations in the ordinary course of business; (ii) distributions of net proceeds from a liquidation, if any; (iii) cash that the Partnership may retain or distribute as a result of a redemption of Units; (iv) sale of the Units; and (v) any other claims that the Partnership may have.

Are you affiliated with the Management Company of the Partnership?

     No. The Purchaser is not affiliated with the Management Company.

Are you affiliated with Media Management Partners, the General Partner of the Partnership?

     No. The Purchaser is not affiliated with the General Partner. Neither Merrill Lynch & Co., Inc., the General Partner, ML Leasing Management, Inc., or the Partnership nor their respective affiliates or subsidiaries are parties to this Offer.

Has this Offer been approved by the General Partner?

     No. We have not sought the General Partner's approval.

Why aren't you seeking approval of your Offer from the General Partner?

     Approval of the General Partner is not required for us to make the Offer or for Unitholders to tender their Units.

Do you need the Partnership's or General Partner's consent to purchase the Units?

     No. However, the General Partner need not recognize for any purpose any purported transfer of all or any part of the interest of a Limited Partner if such transfer would cause the Partnership to be treated as an association taxable as a corporation for Federal income tax purposes or, when added to the total of all other sales or exchanges of Units within the preceding 12 months would result in the Partnership being considered to have terminated within the meaning of Section 708 of the Code; and the General Partner is expressly authorized to suspend transfers of tendered Units if and when such transfer would result in the transfer of 40% or more of the interests in the Partnership. It is a condition of the Offer that the Partnership recognizes all transfers of tendered Units to us. If the General Partner suspends transfers to us, we may reduce the number of Units we are tendering for in order to lift that suspension and subject tendering Unitholders to a pro rata reduction of Units that we will accept for payment.

If this Offer is Successful Will the Partnership Continue as a Public Company?

     Yes, unless the total number of Unitholders (11,830 of record as of March 17, 2003, as set forth in the Partnership's annual report on Form 10-K for the fiscal year ended December 31, 2002 as filed with the Securities and Exchange Commission on March 27, 2003 (the "2002 Form 10-K")) drops below 300. We do not believe that the successful completion of our Offer will result in the number of Unitholders dropping below 300.

How long do I have to decide whether to tender my Units?

     You may tender your Units until 5:00 p.m., Eastern Time, on November 14, 2003, which is the scheduled expiration date of the Offer, unless we decide to extend the Offer period. See Section 3 ("Procedure for Tendering Units") for information about tendering your Units.

Can the Offer be extended, how will I be notified if the Offer is extended, and under what circumstances will it be extended?

     Yes, we may decide to extend the Offer. If we extend the Offer we will make a public announcement no later than 9:00 a.m. Eastern Time, on the business day following the scheduled expiration date of the Offer (which is 5:00 p.m., Eastern Time, on November 14, 2003), stating the extended expiration date and the approximate number of Units tendered to date. We anticipate extending the Offer only if one or more of our conditions have not been met.

What is the most significant condition to the Offer?

     The Offer is conditioned on, among other things, the Purchaser having confirmed to its reasonable satisfaction that, upon the purchase of the Units pursuant to the Offer, the General Partner will give its prior written consent to the Purchaser becoming a Substituted Limited Partner with respect to all Units tendered (although the Purchaser reserves the right to waive this condition).

When will you accept my tendered Units for payment?

     Upon the expiration of the Offer period, we will determine whether your Units were validly tendered and accept Units for payment. If more than 9,020 Units are tendered, we will prorate the number of Units that we may accept for payment. We will issue a press release when we have accepted tendered Units for payment.

How do I tender my Units?

     You must complete and execute the Agreement of Sale and return it on or prior to the expiration date for the Offer, which is November 14, 2003 to the Purchaser in accordance with the instructions in Section 3 ("Procedures for Tendering Units"). The delivery will be deemed made only when actually received by us. You may tender any or all of your Units. For your convenience we have included a pre-addressed envelope for you to return the Agreement of Sale, however, the method of delivery of the Agreement of Sale is at your sole option and risk. If delivery is by mail, registered mail with return receipt requested is recommended.

Until what time can I withdraw previously tendered Units?

     Units tendered pursuant to the Offer may be withdrawn at any time by written notice received by the Purchaser on or prior to the Expiration Date (including any extensions thereof), and, if and to the extent tendered Units have not been accepted for payment by December 15, 2003 (the 60th day from the date of this Offer), at any time thereafter. Once the Expiration Date has passed you will not otherwise be able to withdraw your Units. See Section 4 ("Withdrawal Rights") for more information.

How do I withdraw my previously tendered Units?

     You (or your broker or nominee) must notify us in writing at the address listed at the end of this Summary Term Sheet, and the notice must include your name, the number of Units to be withdrawn and the name in which the tendered Units are registered. For complete information about the procedures for withdrawing your previously tendered Units see Section 4 ("Withdrawal Rights"). Your Units will not be deemed to have been withdrawn unless all of the procedures in Section 4 are properly followed in a timely fashion.

If I decide not to tender, how will the Offer affect my Units?

     If the Offer is not consummated or if you do not tender your Units and we consummate the Offer, you will remain a Unitholder. If at least 9,020 Units are validly tendered and not withdrawn, all conditions of the Offer are satisfied, and we purchase 9,020 Units, we will become the holder of 12.9% of the Units.

What is the market value of my Units now?

     There is no established public market for the Units, although there is a limited secondary market for the Units. According to the 2002 Form 10-K, accurate information as to the market value of any Unit at any given date is not available (see Section 7 ("Purpose and Effects of the Offer")). The weighted average price per Unit for Units traded over the 12 months ending July 31, 2003 was $581.12. We calculated this amount based on trades reported by The Partnership Spectrum, an industry publication. According to the American
Partnership Board, there were 25 Units sold from August 19, 2003 through September 23, 2003 at prices ranging from $570 to $600 per Unit. However, prices obtainable in the secondary market today or at any other time may be higher or lower than these historic prices.

How can I get further information about the Partnership?

     On March 27, 2003 the Partnership filed the 2002 Form 10-K. On August 13, 2003 the Partnership filed its Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2003 (the "Second Quarter 2003 10-Q"). The 2002 Form 10-K and the Second Quarter 2003 10-Q contain the Partnership's most recent publicly disclosed information.

Do you intend to consummate a merger following the Offer?

     No. The purpose of the Offer is to acquire Units for investment purposes only (see Section 8 ("Future Plans")). We have no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Partnership, the sale or transfer of any material amount of assets of the Partnership, any material change in the capitalization or dividend policy of the Partnership or any other material change in the Partnership's company structure or business. However, we are evaluating the Partnership's business and management, and we reserve the right to change our plans and intentions.

What happens if the Partnership makes a distribution or other payment to Unitholders?

     Any distributions declared or paid on or after October 1, 2003 will be for the benefit of the Purchaser. To the extent a tendering Unitholder receives any distribution after that date, the amount of such distribution will be deducted from the Purchase Price.

Who will determine the validity of my tender of Units?

     We reserve the sole right to decide any questions concerning the validity, form, eligibility, timeliness and other questions relating to tenders of Units. We also reserve the right to waive any defect or irregularity. In exercising our waiver power we may choose not to treat similar defects or irregularities in the same manner. All of our decisions relating to the validity of tenders will be final and binding.

What are the U.S. Federal income tax consequences of tendering Units in the Offer?

     If the Offer is consummated, a tendering Unitholder will be treated as disposing of his Units in a taxable transaction for federal income tax purposes. A tendering Unitholder will recognize gain or loss on such disposition equal to the difference between (x) the amount realized on the disposition and (y) the Unitholder's tax basis in the Units. The characterization of any such gain or loss as capital or ordinary gain or loss will depend on whether the Units are capital assets to the Unitholder and on the nature of the Partnership's assets. See Section 6 ("Certain U.S. Federal Income Tax Considerations").

What are the U.S. Federal income tax consequences of not tendering Units in the Offer?

     A Unitholder who does not tender his Units pursuant to the Offer should not realize any material tax consequences as a result of such failure to tender unless the Partnership is deemed to be "terminated" for federal income tax purposes as a result of the tenders by other Unitholders. If the Partnership is deemed to be so "terminated," the Partnership's future depreciation and amortization deductions with respect to its properties may be reduced in certain future years immediately following the deemed termination with the result that the amount of taxable income that a Unitholder derives from its Units with respect to such years may be increased. In such an event, however, the amount of the Partnership's depreciation and amortization deductions in subsequent future years would be reduced in corresponding amounts with the result that the aggregate amount of the Partnership's taxable income in the years following the deemed termination should be equal to the aggregate amount of taxable income that the Partnership would derive in such years if no termination were to occur. See Section 6 ("Certain U.S. Federal Income Tax Considerations").

Who can I talk to if I have questions about the Tender Offer?

     If you have questions or you need assistance with the procedure of tendering your Units you should contact us at the following address and telephone number:

                               Smithtown Bay, LLC
                         601 Carlson Parkway, Suite 200
                              Minnetonka, MN 55305
                                 (866) 476-7243

To the Holders of Units of Limited Partnership Interest of ML Media Partners, L.P.:

                                  INTRODUCTION

Smithtown Bay, LLC, ("Smithtown"), Merced Partners Limited Partnership ("Merced"), Global Capital Management, Inc. ("GCM"), John D. Brandenborg and Michael J. Frey (collectively, the "Purchaser") hereby offer to acquire units of limited partnership interest ("Units") in ML Media Partners, L.P., a Delaware limited partnership (the "Partnership"), at a purchase price of $550 per Unit, in cash, less the amount of any distributions declared or paid on or after October 1, 2003 in respect of a Unit, without interest thereon (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Agreement of Sale (which together constitute the "Offer"). Unitholders who tender their Units to us will not be obligated to pay the $50 transfer fee per transferring Unitholder charged by the Partnership, as this cost will be borne by the Purchaser. The 9,020 Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 4.8% of the 187,994 Units outstanding as of the date of the Offer.

                 RISKS AND FACTORS TO CONSIDER BEFORE TENDERING

We encourage you to consider the following risk factors:

o Holders of Units ("Unitholders") who tender their Units will be giving up the right to participate in any future potential benefits of owning Units, including, for example, the right to participate in any future distribution of cash or property, whether from operations, the proceeds of a sale of the Partnership's assets or in connection with any future liquidation of the Partnership. However, there is no guarantee of future results of the Partnership or that the Partnership would be liquidated efficiently.

o Although the Purchaser cannot predict the future value of the Partnership's assets on a per Unit basis, the Purchase Price could differ significantly from the net proceeds that would be recognized on a per Unit basis from the sale of the Partnership's assets or that may be realized upon a future liquidation of the Partnership.

o The tax consequences of the Offer to a particular Unitholder may be different from those of other Unitholders and we urge you to consult your own tax advisors in connection with the Offer.

o There is no established public market for the Units, although there is a limited and sporadic secondary market for the Units. According to the Partnership's Annual Report on Form 10-K (the "2002 Form 10-K"), accurate information as to the market value of a Unit at any given date is not available (see Section 7 ("Purpose and Effects of the Offer")). The weighted average price per Unit for Units traded over the 12 months ending July 31, 2003 was $581.12. We calculated this amount based on trades reported by The Partnership Spectrum, an industry publication. According to the American Partnership Board, there were 25 Units sold from August 19, 2003 through September 23, 2003 at prices ranging from $570 to $600 per Unit. However, prices obtainable in the secondary market today or at any other time may be higher or lower than these historic prices. We are not aware of any more recent transactions.

o The Purchaser may not purchase Units if the Partnership does not agree to register the transfer of tendered Units from a Unitholder to the Purchaser on its books and records. There are three circumstances in which the Partnership may not register such a transfer. First, pursuant to the Limited Partnership Agreement of the Partnership, Units may not be transferred if, in the opinion of counsel to the Partnership, the transfer of Units would cause the Partnership to be "terminated" for federal income tax purposes. Second, pursuant to the Limited Partnership Agreement of the Partnership, the General Partner is expressly authorized to enforce the first provision by suspending its approval of sale requests for Units if such transfer would result in the transfer of 40% or more of the aggregate interests in the Partnership when added to the total of all other sales of interest in the Partnership during the preceding 12 months. Third, pursuant to the Partnership Agreement, the Partnership has implemented a Unit transfer policy in order to comply with a safe-harbor that will prevent the Partnership from being deemed a "publicly traded partnership" pursuant to
     Section 7704 of the Internal Revenue Code of 1986, as amended. The safe-harbor applies if the sum of the percentage interests in Partnership capital or profits represented by Units traded during any calendar year does not exceed 5% of the aggregate Units outstanding. The Partnership has adopted its own limit and will only approve transfers of Units in any one calendar year that do not in the aggregate exceed 4.8% of the aggregate number of Units outstanding. If the Partnership reaches its 4.8% limit for Unit transfers by January 2004, the General Partner may suspend its approval of sale requests for Units for the remainder of the 2004 calendar year. Depending upon the number of Units purchased by the Purchaser pursuant to the Offer, it is possible that one or more of the three circumstances noted above could arise and that the General Partner may not approve the transfer of all of the Units tendered by Unitholders pursuant to the Offer. We expect the Partnership will register the transfers of the tendered Units effective January 1, 2004, although it is possible that such registration could not take place until a later date.

o The Purchaser is making the Offer with a view towards making a profit. Accordingly, there may be a conflict between the desire of the Purchaser to acquire the Units at a low price and the desire of the Unitholders to sell the Units at a high price. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the $550 Purchase Price and no representation is made as to such fairness. Please note that the reported sales of Units described above were at prices higher than the $550 Purchase Price. Other measures of value may be relevant to a Unitholder and all Unitholders are urged to carefully consider all of the information contained in the Offer to Purchase and Agreement of Sale and to consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding whether to tender their Units.

o After the Expiration Date, and unless otherwise prohibited, the Purchaser will vote the Units acquired in the Offer in its own interests. The
     Purchaser's interests may be different from or in conflict with the interests of other Unitholders.

o The Purchaser will, subject to the terms and conditions of the Offer, the Partnership's Limited Partnership Agreement and applicable law, receive a power-of-attorney from each Unitholder tendering Units accepted for payment that grants the Purchaser the right to exercise voting and other rights appurtenant to the ownership of such Units prior to payment therefor. As there may be a delay in the effectuation of the transfer of such Units to the Purchaser, a situation may arise where the Purchaser has the right to exercise voting rights with respect to Units for which it has not yet paid.

o The transfer of Units is subject to the requirements of Section 7.1B(1) of the Limited Partnership Agreement which states that the General Partner may suspend transfers if and when any such transfer would result in the transfer of 40% or more of the Units in the Partnership when added to the total of all other sales or exchanges of Units within the preceding 12 months to prevent the Partnership from being considered to have terminated. If the General Partner suspends transfers to us, we may reduce the number of Units we are tendering for in order to lift that suspension and subject tendering Unitholders to a pro rata reduction of Units that we will accept for payment.

     o Under the terms of the Offer you may withdraw your Units through the Expiration Date. However, after the Expiration Date and once the Units have been accepted by the Purchaser for payment you will not be able to withdraw your Units at all. If the Purchaser does not accept your tendered Units for payment, once the Expiration Date has passed, then you will not be able to withdraw your Units until December 15, 2003. The Purchaser will pay for Units that have been validly tendered and not withdrawn and that have been accepted for payment as promptly as practicable after the Partnership has registered the transfers of all tendered Units to the Purchaser on its books and records and the General Partner notifies us in writing that it confirms that we have become a "Substituted Limited Partner" with full voting and distribution rights in respect of the Units that we have accepted for payment or any of the above conditions have been waived by us. Since the transfers of the tendered Units are expected to be registered effective as of January 1, 2004, we expect that payment for accepted Units will be delayed until at least January 2, 2004, although it is possible that such registration and corresponding payment could be delayed. The Purchaser is not affiliated with the Partnership and, accordingly, does not know with certainty if and/or when it will receive such confirmation. If the Purchaser does not receive such confirmation by the expiration of the Offer, it may not purchase Units that have been accepted for payment. However, as noted above, the Purchaser reserves the right, in its sole discretion, to pay tendering Unitholders prior to the receipt of such confirmation, if it believes to its reasonable satisfaction, that it will have the right to receive all allocations and distributions attributable to Units accepted for payment.

o The Purchaser has not engaged a Depositary for the Offer. The Purchaser will submit tendered Units that it accepts for payment to the Partnership. The Purchaser will hold the funds necessary to pay Unitholders for purchased Units upon transfer of the Units to the Purchaser. The Purchaser has not engaged a Depositary to minimize the costs of the Offer. While the Purchaser has substantial experience in affecting the transfer of limited partnership interests, because the Purchaser has not engaged a Depositary, there will be no independent third party holding funds of the Purchaser to pay Unitholders for Units that will be purchased in the Offer, or to verify independently that such funds are indeed available. Also, payments to tendering Unitholders may be delayed if the Purchaser were to suffer an event of bankruptcy or other material adverse event prior to its making the payments. The Purchaser does not believe that the absence of a Depositary will affect or delay the effectuation of Unit transfers resulting from the Offer.

We urge any Unitholder that is not sophisticated in financial and business matters to consult with a qualified business professional before accepting the Offer.

Unitholders may no longer wish to continue with their investment in the Partnership and might consider accepting the Offer for one or more of the following reasons:

o The Offer will provide Unitholders with an immediate opportunity to liquidate their investment in the Partnership without the usual transaction costs associated with secondary market sales.

o    In the Partnership's  2002 Form 10-K, the Partnership states the following:
     "An established public market for Registrant's Units does not exist, and it is not anticipated that such a market will develop in the future. Accordingly, accurate information as to the market value of any Unit at any given date is not available." As previously disclosed in the Summary Term Sheet, there is a limited secondary market for the Units. Unitholders who desire to benefit from the resale liquidity that the Offer represents as an alternative to the limited and sporadic secondary market for the Units may wish to accept the Offer. The Offer affords a significant number of Unitholders with an opportunity to dispose of their Units for cash, which otherwise might not be available to them. The Purchase Price is not intended to represent either the fair market value of a Unit or the Partnership's assets on a per Unit basis.

o The Offer may be attractive to certain Unitholders who wish in the future to avoid the continued additional expense, delay and complication in filing income tax returns which result from the ownership of the Units.

o The Offer provides Unitholders with the opportunity to liquidate their Units and to reinvest the proceeds in other investments should they desire to do so.

If you wish to sell some or all of your Units in accordance with this Offer, please read carefully the enclosed Offer to Purchase and the Agreement of Sale. All you need to do is complete the Agreement of Sale in accordance with the instructions provided therein, sign where indicated, have your signature Medallion Guaranteed and return the required documentation to the Purchaser, in the pre-addressed return envelope which we have provided. If you desire to accept this Offer, please carefully follow the instructions in the Agreement of Sale. Errors will delay and possibly prevent acceptance of your tender of Units.

If, prior to the Expiration Date, the Purchaser increases the consideration offered to Unitholders pursuant to the Offer, that increased consideration will be paid with respect to all Units that are purchased pursuant to the Offer, whether or not such Units were tendered prior to such increase in consideration.

The Offer is being made by the Purchaser as a speculative investment based upon the belief that the Units represent an attractive investment at the price offered based upon, in part, the expected liquidation of the Partnership's assets. The purpose of the Offer is to allow us to benefit from any one combination of the following: (i) any cash distributions from the Partnership's operations in the ordinary course of business; (ii) distributions of net proceeds from a liquidation, if any; (iii) cash that the Partnership may retain or distribute as a result of a redemption of Units; (iv) sale of the Units; and
(v) any other claims that the Partnership may have.

If more than 9,020 Units are validly tendered and not withdrawn, and all conditions of the Offer are satisfied, we will accept 9,020 Units for payment from the Unitholders. For each Unitholder, we will accept for payment a prorated number of Units so tendered, disregarding any fractional Units. The Purchaser reserves the right to extend the offer to purchase subject to the terms and conditions herein. See Section 13 ("Certain Conditions of the Offer"). The Purchaser expressly reserves the right to waive any or all of the conditions of the Offer.

The Partnership is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission ("Commission") relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's Electronic Data Gathering and Retrieval System (EDGAR) at its internet website at www.sec.gov and may be inspected at the public reference facilities maintained by the Commission at room 1200, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, which provides certain additional information with respect to the Offer. Such Statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner specified above. The Partnership reported the number of Units issued and outstanding in its annual report on Form 10-K for the fiscal year ended December 31, 1999 (the "1999 Form 10-K"). As of the date of the 1999 Form 10-K there were 187,994 Units issued and outstanding. Units issued and outstanding as of March 17, 2003, according to the Partnership's 2002 Form 10-K, are held by approximately 11,830 Unitholders. The Purchaser currently owns 15,223 Units, or approximately 8.1% of the outstanding Units.

Information contained in this Offer to Purchase which relates to, or represents statements made by, the Partnership or the General Partner has been derived from information provided in reports and other information filed with the Commission by the Partnership and General Partner.

Unitholders are urged to read carefully this Offer to Purchase and the accompanying Agreement of Sale before deciding whether to tender their Units.

                                OFFER TO PURCHASE

SECTION 1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment up to 9,020 Units of ML Media Partners, L.P. that are validly tendered on or prior to the Expiration Date and not validly withdrawn in accordance with Section 4 ("Withdrawal Rights"). The term "Expiration Date" shall mean 5:00 p.m., Eastern Time, on November 14, 2003, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest date on which the Offer, as so extended by the Purchaser, shall expire.

Subject to any approval rights of the General Partner under the terms of the Second Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), the Purchaser reserves the right to transfer or assign, (in whole or in part from time to time), to one or more of the Purchaser's affiliates, the right to purchase all or any portion of the Units tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

The Offer is conditioned on satisfaction of certain conditions. See Section 13 ("Certain Conditions of the Offer") which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), for any reason, or for no reason, to waive any or all of such conditions at any time. If any or all of such conditions have not been satisfied or waived by the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered; (ii) terminate the Offer and deem all Agreements of Sale to be null and void and of no force or effect whatsoever (we will not return any documents to tendering Unitholders); (iii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered;
(iv) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended; or (v) otherwise amend the Offer.

The Offer to Purchase and the related Agreement of Sale are being mailed at the Purchaser's expense to Unitholders. Unless the context requires otherwise, references to Unitholders in this Offer to Purchase shall be deemed to include record holders of Units, Beneficial Owners and Assignees.

     Neither Merrill Lynch & Co., Inc., the General Partner, ML Leasing Management, Inc., or the Partnership nor their respective affiliates or subsidiaries are parties to this Offer.

SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

If more than 9,020 Units are validly tendered and not withdrawn, and all conditions of the Offer are satisfied, we will accept 9,020 Units for payment from the Unitholders. For each Unitholder, we will accept for payment a prorated number of Units so tendered, disregarding any fractional Units.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment Units validly tendered and not withdrawn in accordance with Section 4 ("Withdrawal Rights") below. Payment will be made as promptly as practicable after the expiration of the Offer and the Partnership has registered the transfers of the tendered Units that we shall have accepted for payment on its books and records and we are recognized by the Partnership as a Substituted Limited Partner in respect of all such Units with full voting rights and rights to distributions (See Section 13 ("Certain Conditions of the Offer")). Sections 7.01 and 7.02 of the Partnership's Limited Partnership Agreement provide that assignments and transfers of Units are only recognized by the Partnership as of the last day of the calendar month during which the Partnership receives written instruments of transfer and the payment of all transfer taxes. Since the transfers of the tendered Units are expected to be registered effective as of January 1, 2004, we expect that payment for accepted Units will be delayed until at least January 2, 2004, although it is possible that such registration and corresponding payment could be delayed. The Purchaser will be deemed to have purchased tendered Units accepted for payment when the Purchaser is in receipt of the Partnership's confirmation that the transfer of Units has been effectuated and that the Purchaser will be deemed a "Substituted Limited Partner" with respect to the Units transferred and when actual transfer of Units to the Purchaser has occurred. However, the Purchaser reserves the right, in its sole discretion, to pay for accepted Units prior to such date. In all cases, payment for Units purchased pursuant to the Offer will be made only after the Expiration Date and the timely receipt by the Purchaser of a properly completed and duly executed Agreement of Sale and any other documents required by the Agreement of Sale. Under no circumstances will interest be paid on the Purchase Price for any Unit by reason of any delay in making such payment.

If any tendered Units accepted for payment are not purchased for any reason, the Agreement of Sale with respect to such Units not purchased will be deemed to be of no force or effect from the date the Offer is terminated and no payments will be made in respect of such Units. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment, purchase or pay for the Units tendered pursuant to the Offer, then without prejudice to the Purchaser's rights under Section 13 ("Certain Conditions of the Offer") (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Purchaser may retain such tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except in accordance with the withdrawal rights as described in
Section 4 ("Withdrawal Rights").

If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

The Purchaser reserves the right to transfer or assign, at any time and from time to time, in whole or in part, to one or more affiliates or direct or indirect subsidiaries of the Purchaser, the right to purchase Units tendered pursuant to the Offer, but no such transfer or assignment will relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

SECTION 3. PROCEDURES FOR TENDERING UNITS.

VALID TENDER. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Agreement of Sale (along with any other documents necessary to properly effect the transfer) must be actually received by the Purchaser at its address set forth on the signature page of the Agreement of Sale on or prior to the Expiration Date. A Unitholder may tender any or all Units it owns.

In order for a tendering Unitholder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 5:00 p.m., Eastern Time, on November 14, 2003.

For your convenience, the Purchaser has included a pre-addressed envelope with this Offer for returning the Agreement of Sale to the Purchaser, however the method of delivery of the Agreement of Sale is at the option and sole risk of the tendering Unitholder, and the delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of backup federal income tax withholding with respect to payment of the Purchase Price for Units purchased pursuant to the Offer, a tendering Unitholder must verify to the Purchaser such Unitholder's correct taxpayer identification number (which for an individual is usually his social security number) and make certain certifications that the Unitholder is not subject to backup federal income tax withholding.

A tendering Unitholder is required to certify in the Agreement of Sale, under penalties of perjury, that (i) the tax identification number shown on the Agreement of Sale is the Unitholder's correct taxpayer identification number; and (ii) the Unitholder is not subject to backup withholding either because the Unitholder has not been notified by the Internal Revenue Service (the "IRS") that the Unitholder is subject to backup withholding as a result of failure to report all interest or dividends, or the IRS has notified the Unitholder that the Unitholder is no longer subject to backup withholding.

The Unitholder is also required to certify in the Agreement of Sale, under penalties of perjury, that the Unitholder, if an individual, is not a nonresident alien for purposes of U.S. income taxation, and if not an individual, is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and applicable Treasury Regulations). The Unitholder understands that this certification may be disclosed to the IRS by the Purchaser and that any false statements contained therein could be punished by fine, imprisonment or both.

TENDERS BY BENEFICIAL HOLDERS. Tenders of Units made by beneficial holders of Units will be deemed an instruction to brokers, dealers, commercial banks, trust companies, custodians and similar persons or entities whose names, or the names of whose nominees, appear as the registered owner of such Units, to tender such Units on behalf of such beneficial holder. A tender of Units can only be made by the registered owner of such Units.

SIGNATURE GUARANTEES. The signature(s) on the Agreement of Sale must be Medallion Guaranteed by a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States, a brokerage firm that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., as provided in the Agreement of Sale.

APPRAISAL RIGHTS. Unitholders will not have any appraisal or dissenter's rights with respect to or in connection with the Offer.

OTHER REQUIREMENTS. By executing and delivering the Agreement of Sale, a tendering Unitholder irrevocably appoints the Purchaser and/or designees of the Purchaser and each of them as such Unitholder's attorneys-in-fact and proxies, with full power of substitution, to the full extent of such Unitholder's rights (such power of attorneys and proxies being deemed to be an irrevocable power coupled with an interest) to exercise all such Unitholder's voting and other rights as any such attorney-in-fact in its sole discretion may deem proper at any meeting of Unitholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise, and act in such manner as any attorney-in-fact shall, in its sole discretion, deem proper with respect to the Units, in the manner set forth in the Agreement of Sale.

Such appointment will be effective upon receipt by the Purchaser of the Agreement of Sale. Upon such receipt, all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given and if given will not be effective.

By executing and delivering the Agreement of Sale, a tendering Unitholder also irrevocably assigns to the Purchaser, and its assigns, all of the right, title and interest, free and clear of all liens and encumbrances of any kind, of such Unitholder in the Partnership with respect to the Units tendered and purchased pursuant to the Offer (and with respect to any and all other Units or other securities issued or issuable in respect of such Units on or after the date hereof). The Purchaser will seek to be admitted to the Partnership as a Substitute Limited Partner in respect of all such tendered and purchased Units.

DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for, which may, in the opinion of the Purchaser or Purchaser's counsel, be unlawful.

The Purchaser's interpretation of the terms and conditions of the Offer (including the Agreement of Sale and the instructions thereto) will be final and binding. No tender of Units will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. Neither the Purchaser nor any of its affiliates or assigns, if any, or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

The Purchaser's acceptance for payment of Units tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser upon the terms and subject to the conditions of the Offer.

SECTION 4. WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, tenders of Units made pursuant to the Offer are irrevocable. Units tendered pursuant to the Offer may be withdrawn at any time by written notice to the Purchaser on or prior to the Expiration Date (including any extensions thereof), and, if and to the extent tendered Units have not been accepted for payment by us on or prior to December 15, 2003 (the 60th day from the date of this Offer), at any time thereafter. Once the Expiration Date has passed you will not otherwise be able to withdraw your Units.

If the Purchaser's purchase of or payment for, Units is delayed for any reason (including because of the terms of the Offer or Sections 7.1 or 7.2 of the Partnership's Limited Partnership Agreement), or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights set forth herein, the Purchaser may retain tendered Units and such Units may not be withdrawn, except to the extent that the tendering Unitholder is entitled to as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides, in part, that no person who makes a tender offer shall fail to pay the consideration offered or return the securities (i.e., the Units) deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer. In this regard, the SEC has stated (release no. 34-43069, available July 24, 2000) that because transfers of limited partnership interests are subject to delays, an offeror in a tender offer for limited partnership interests may reasonably extend the period for payment without violating the requirement for prompt payment. See Section 13 ("Certain Conditions of the Offer").

In order for a withdrawal to be effective, a written notice of withdrawal, expressly indicating that the withdrawal relates to this Offer and not to any other offer, must be timely received by the Purchaser (i.e., a valid notice of withdrawal must be received after the date hereof but on or before November 14, 2003, or such other date to which this offer may be extended) at its address set forth on the last page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, with the signature of such person Medallion guaranteed in the same manner as the signature in the Agreement of Sale, the number of Units to be withdrawn, and (if the Agreement of Sale has been delivered) the name of the Unitholder as set forth in the Agreement of Sale. Withdrawals of Units may not be rescinded. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following the procedures described in Section 3.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. Neither the Purchaser nor any of its affiliates or assigns, if any, or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open by giving oral or written notice of such extension; (ii) to terminate the Offer at any time on or prior to the Expiration Date if any of the conditions specified in Section 13 ("Certain Conditions of the Offer") are not satisfied by giving oral or written notice of such termination; and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered by giving oral or written notice of such amendment. Any extension, termination, delay or amendment will be followed as promptly as practicable by a public announcement, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14e-1(d) under the Exchange Act. There will be no subsequent offer period.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or of information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 9:00 a.m. through 5:00 p.m., Eastern Time on such day.

SECTION 6. CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS.

     General

The following is a summary of the principal United States federal income tax consequences of the tendering of a Unit by a Unitholder pursuant to the Offer. For purposes of this summary, (1) the Internal Revenue Code of 1986, as amended, is referred to as "the Code," and (2) the Internal Revenue Service is referred to as "the IRS." This summary assumes that the Partnership is treated as a partnership for federal income tax purposes and not a "publicly traded partnership" as defined in Section 7704 of the Code.

This summary deals only with Unitholders who hold the Units as "capital assets" within the meaning of Section 1221 of the Code and does not address tax considerations applicable (i) to Unitholders that are subject to special tax rules (e.g., banks, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, grantor trusts, dealers in securities or currencies, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that will hold the Units as part of a hedging transaction, "straddle" or "conversion transaction" for tax purposes, persons deemed to sell Units under the constructive sale provisions of the Code, persons liable for alternative minimum tax or Unitholders whose "functional currency" is not the U.S. dollar), or (ii) under any state, local or foreign tax laws. This summary applies only to Unitholders that are (i) citizens or "residents" (as defined in Section 7701(b) of the Code) of the United States, (ii) corporations, or other entities that are taxable as corporations, created or organized under the laws of the United States or any state or political subdivision thereof (including the District of Columbia),
(iii) estates, the income of which is subject to United States federal income taxation regardless of its source, and (iv) trusts, if a United States court can exercise primary supervision over the administration of such trust and one or more United States persons has the authority to control all substantial decisions of the trust (collectively, "United States Persons").

This summary is based on the tax laws of the United States, including the Code, final, temporary and proposed Treasury regulations, IRS administrative rulings and practice, and judicial decisions in effect as of the date of the Offer, all of which are subject to change, possibly with retroactive effect. The Purchaser has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and the IRS is not precluded from adopting contrary positions with respect to such statements and conclusions.

PROSPECTIVE  UNITHOLDERS  WHO WISH TO TENDER UNITS SHOULD  CONSULT THEIR OWN TAX
ADVISORS  AS  TO  THE  UNITED  STATES  FEDERAL,   STATE,  LOCAL  AND  OTHER  TAX
CONSEQUENCES TO THEM OF MAKING A TENDER OF THE UNITS.

     Consequences to a Tendering Unitholder

The sale of a Unitholder's Units pursuant to the Offer for the Purchase Price will be treated as a taxable disposition of such Units for United States federal income tax purposes. A Unitholder will recognize gain or loss on such a sale equal to the difference between the amount realized on the sale and the Unitholder's tax basis in the Units. The amount realized will be equal to the sum of (x) the amount of cash received by the Unitholder pursuant to the Offer and (y) the amount of the liabilities of the Partnership properly allocable to the Unitholder for federal income tax purposes.

A Unitholder will recognize ordinary gain or loss on a sale of the Units pursuant to the Offer in an amount equal to the exchanged Units' allocable share of the ordinary gain or loss that the Partnership would have recognized if it had sold all of its "unrealized receivables" (including depreciation recapture) and "inventory items" (as such terms are defined in Section 751 of the Code) at their respective fair market values at the time of the exchange. A Unitholder will recognize capital gain or loss in an amount equal to the excess, if any, of
(x) the total gain or loss recognized pursuant to the Offer over (y) the ordinary gain or losses recognized.

A Unitholder's capital gain or loss on the sale of Units pursuant to the Offer will be treated as long-term capital gain or loss if the Unitholder's holding period in the Units for federal income tax purposes is more than one year. Under current law, long-term capital gain of non-corporate Unitholders would be taxable at a maximum rate of 15%. However, a 25% maximum marginal tax rate would apply to a non-corporate Unitholder's allocable share of the Partnership's "unrecapture of Section 1250 gain" (i.e., gain on the sale of an asset to the extent such gain is attributable to previously deducted depreciation of real property). Upon a sale of Units pursuant to the Offer, non-corporate Unitholders will recognize unrecaptured Section 1250 gain in an amount equal to the exchange of Units' allocable share of the unrecaptured Section 1250 gain that would be recognized by the Partnership if it sold all of its depreciable real property at fair market value at the time of the exchange. The ability of a non-corporate Unitholder to offset capital losses against ordinary income on an annual basis is limited.

Any income or gain derived by a Unitholder from the sale of its Units pursuant to the Offer would be eligible to be offset against any "passive activity losses" derived by the Unitholder in prior taxable years that were not deductible in those years pursuant to the limitations on the deductibility of "passive activity losses" contained in Section 469 of the Code. If a Unitholder is unable to sell all of its Units, the deductibility of any unused losses would continue to be subject to the passive activity loss limitations until the Unitholder sells his remaining Units.

A Unitholder other than a corporation and certain foreign individuals that sells Units pursuant to this Offer may be subject to certain backup withholding and information reporting requirements unless the Unitholder provides a correct taxpayer identification number ("TIN") to the Purchaser or properly certifies to the Purchaser that it has applied for a TIN. In order to avoid backup withholding, a Unitholder must properly complete and sign under penalties of perjury the Substitute IRS Form W-9 included in the Agreement of Sale.

Federal income tax withholding is required with respect to the sales proceeds derived by persons other than United States Persons ("Foreign Persons") from transfers of interests in certain partnerships which own interests in United States real property. In order to avoid this 10% withholding tax, a Unitholder who tenders his Units pursuant to the Offer will be required to (i) certify under penalties of perjury as part of the Agreement of Sale that he is not a Foreign Person, and (ii) provide certain additional information to the Purchaser.

A Unitholder who sells Units pursuant to this Offer must attach an information statement to his federal income tax return for the year of the sale which contains the information specified in Treasury Regulation section 1.751-1(a)(3).

     Consequences to a Non-Tendering Unitholder

A Unitholder who does not tender his Units pursuant to the Offer (a "non-tendering Unitholder") should not realize any material tax consequences as a result of such failure to tender unless the Partnership is deemed to be "terminated" for United States federal income tax purposes. The Partnership will be deemed to be so "terminated" if 50% or more of the Partnership's Units are sold or exchanged within a 12-month period that includes the date of the Offer. The Purchaser cannot determine based upon the publicly available information whether the consummation of the Offer will result in a termination of the Partnership. While a non-tendering Unitholder will not recognize any taxable gain or loss if the Partnership is deemed to be terminated for tax purposes, such a termination may require the Partnership to reduce the amount of its depreciation and amortization deductions with respect to its properties in certain future years immediately following the deemed termination and thereby increase the amount of taxable income that a Unitholder derives from the Partnership in such years. In such an event, however, the amount of the Partnership's depreciation and amortization deductions in subsequent future years would be increased correspondingly with the result that the aggregate amount of the taxable income derived by the Partnership in the years following the deemed termination should be equal to the aggregate amount of taxable income that the Partnership would derive in such years if no such termination were to occur. In addition, it is possible that a deemed termination of the Partnership could cause the Partnership to no longer be eligible for certain beneficial "transitional" rules with respect to its properties that may have been contained in statutory or regulatory changes enacted or issued prior to the termination.

The Purchaser reserves the right not to purchase Units to the extent such purchase may cause the Partnership to be terminated for federal income tax purposes.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN TAX IMPLICATIONS OF THE OFFER. UNITHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE TAX IMPLICATIONS OF THE OFFER IN LIGHT OF EACH SUCH UNITHOLDER'S PARTICULAR CIRCUMSTANCES.

SECTION 7. PURPOSE AND EFFECTS OF THE OFFER.

PURPOSE OF THE OFFER. The Purchaser is making the Offer for investment purposes only (See Section 8 ("Future Plans")) with a view towards making a profit. The Purchaser's intent is to acquire the Units at a discount to the value that the Purchaser might ultimately realize from owning the Units.

The Offer is being made by the Purchaser as a speculative investment based upon the belief that the Units represent an attractive investment at the price offered. Our belief is based upon, in part, our assessment of the value of the Partnership's assets and liabilities. The purpose of the Offer is to allow the Purchaser to benefit from any one combination of the following: (i) any cash distributions from Partnership operations in the ordinary course of business;
(ii) distributions of net proceeds from a liquidation, if any; (iii) cash that the Partnership may retain or distribute as a result of a redemption of Units;
(iv) sale of the Units; and (v) any other claims that the Partnership may have.

The Purchaser established the Purchase Price of $550 per Unit less the amount of any distributions declared or paid on or after October 1, 2003 in respect of that Unit, based on its independent analysis of the Partnership, its assets, the media properties, and the financial condition of the Partnership. The Purchaser derived the Purchase Price from its analysis of financial and other information contained in publicly-available information in the Partnership's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K filed with the Commission, which describe the Partnership's business and assets. The Purchaser also reviewed the publicly available documents filed with the United States Bankruptcy Court for the Southern District of New York. Then, in consideration of the factors discussed above, the Purchaser determined the appropriate capitalization rate for the Purchaser's estimate of the media properties' net operating income. Additionally, the Purchaser used comparable per/subscriber values applied to the estimated total number of subscribers in estimating value of the remaining media properties. The Partnership's estimated proportional value of media properties was added to the Partnership's estimated net current assets, and the Purchaser then reduced the Partnership's total estimated asset value by the Partnership's estimated total liabilities and the Purchaser's estimate of the hypothetical costs to liquidate the assets plus the Purchaser's estimated acquisition and transfer costs.

The Purchase Price represents the price at which the Purchasers are willing to purchase Units. No independent person has been retained by the Purchaser to evaluate or render any opinion with respect to the fairness of the Purchase Price to the Seller and no representation is made as to such fairness. The Purchaser urges those Unitholders that are considering tendering their Units pursuant to the Offer to first consult with their own advisors (tax, financial and others) in evaluating the terms of the Offer before deciding whether or not to tender Units.

The Purchaser is offering to purchase Units for which there is a limited and sporadic secondary market and is not offering to purchase the Partnership's underlying assets. Consequently, the Purchaser does not believe that the underlying asset value of the Partnership is determinative in arriving at the Purchase Price. Nevertheless, using publicly available information concerning the Partnership contained in the Partnership's publicly-available information in the Partnership's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission, which describe the Partnership's business and assets, the Purchaser used an estimated asset value to derive an estimated market value for the Units solely for purposes of formulating their Offer.

Other measures of value may be relevant to a Unitholder and all Unitholders are urged to carefully consider all of the information contained in the Offer to Purchase and Agreement of Sale and to consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding whether to tender Units.

Pursuant to this Offer, the Purchaser is offering to pay $550 cash, less the amount of any distributions declared or paid on or after October 1, 2003 in respect of that Unit, for each tendered Unit.

The Partnership disclosed in the 2002 Form 10-K the following information with regard to restrictions on transfer of Units:

"An established public market for the Registrant's Units does not now exist, and it is not anticipated that such a market will develop in the future. Accordingly, accurate information as to the market value of the Units at any given date is not available."

Pursuant to the Limited Partnership Agreement of the Partnership, the transfer of Units will not be allowed if, in the opinion of counsel to the Partnership, such transfer of Units would cause the Partnership to be deemed to be "terminated" for federal income tax purposes. Pursuant to the Limited Partnership Agreement of the Partnership, the General Partner may suspend its approval of sale requests for Units if such transfer of Units would result in the transfer of 40% or more of the interest in the Partnership when added to the total of all other sales of interest in the Partnership during the preceding 12 months to prevent the Partnership from being considered to have terminated.

Since the Purchaser cannot now predict the number of Units that it will purchase pursuant to the Offer and cannot determine the amount of previous transfers of Units without a further review of the Partnership's books and records, Purchaser cannot assure a Unitholder that Units purchased pursuant to a tender offer filed on Schedule TO would not cause a deemed "termination" of the Partnership for federal income tax purposes. Further, it is a condition of the Offer that the Partnership registers the transfer of tendered Units from a Seller to the Purchaser on its books and records.

Pursuant to Section 7.1B(1) of the Partnership Agreement, the Partnership has implemented a Unit transfer policy that relies on the protections of a 5% "safe harbor" provision, promulgated by the Internal Revenue Service, that prevents the Partnership from being deemed a "publicly traded partnership" pursuant to
Section 7704 of the Internal Revenue Code of 1986, as amended. The safe harbor applies if the sum of the percentage interests in partnership capital or profits represented by Units traded during any calendar year does not exceed 5% of the aggregate Partnership interests outstanding. The Partnership has adopted its own limit and will only approve transfers of Units in any one calendar year that do not in the aggregate exceed 4.8% of the aggregate number of Units outstanding. If the Partnership reaches its 4.8% limit for Unit transfers by January 2004, the General Partner may suspend its approval of sale requests for Units for the remainder of the 2004 calendar year.

Purchaser believes that Units purchased pursuant to a tender offer filed on Schedule TO would not violate the publicly traded partnership rules. Further, it is a condition of the Offer that the Partnership register the transfer of tendered Units from a Seller to the Purchaser on its books and records and that the Purchaser be recognized as a Substituted Limited Partner by the Partnership in respect of the Units we shall have agreed to purchase.

EFFECT ON TRADING MARKET AND PRICE RANGE OF THE UNITS. If a substantial number of Units are purchased pursuant to the Offer, the result will be a reduction in the number of Unitholders. In the case of certain kinds of equity securities, a reduction in the number of security holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In this case, however, there is a limited and sporadic trading market for the Units and, therefore, the Purchaser does not believe a reduction in the number of Unitholders will materially further restrict the Unitholders' ability to find purchasers for their Units.

The Partnership disclosed in its 2002 Form 10-K that there is no public market for the Units, and it is not anticipated that a public market will develop.

The Units are registered under Section 12(g) of the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. The Partnership last reported in its 1999 Form 10-K that the number of Units issued and outstanding as of the date of the 1999 Form 10-K was 187,994 Units. As of the date of the Partnership's 2002 Form 10-K there were approximately 11,830 Unitholders. If the Units were to be held by fewer than 300 persons, the Partnership could apply to de-register the Units under the Exchange Act.

SECTION 8. FUTURE PLANS.

The Purchaser is acquiring the Units pursuant to the Offer for investment purposes only. The Purchaser has no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Partnership, the sale or transfer of any material amount of assets of the Partnership, any material change in the capitalization or dividend policy of the Partnership or any other material change in the Partnership's company structure or business. However, we are evaluating the Partnership's business and management, and we reserve the right to change our plans and intentions.

If the Offer is not consummated or if you do not tender your Units and we consummate the Offer, you will remain a Unitholder of the Partnership. If the Purchaser purchases all 9,020 Units for which it has made the Offer, the Purchaser will become the holder of 12.9%of the Units.

The Purchaser and its affiliates may seek to acquire additional Units through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of these methods on such terms and at such prices as we shall determine, which may be different from the terms and price paid in the Offer. We also reserve the right to dispose of Units that we have acquired or may acquire. Such future purchases will also be for investment purposes only and may be at prices higher or lower than the Purchase Price.

SECTION 9. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

Over the past twelve months the Purchaser has had approximately twelve telephone conversations with the General Partner. These conversations involved general discussions relating to the operations of the Partnership, the status of litigation against Adelphia Communications Corporation, and issues relating to the 5% safe harbor limit and the Partnership's own transfer limit of 4.8% of the aggregate number of Units outstanding discussed above.

On October 2, 2003, the Purchaser requested the list of limited partners of the Partnership. The Purchaser received the list of limited partners from the Partnership on October 9, 2003.

On October 7, 2003, the Purchaser entered into an agreement of confidentiality with the Partnership (the "Confidentiality Agreement") in which Purchaser acknowledged and agreed to, among other things, comply with all federal and state securities laws and rules and regulations promulgated thereunder and the provisions of the Partnership Agreement, use the list of limited partners of the Partnership solely for the purpose of contacting limited partners to inquire as to whether they wish to sell their Units to Smithtown or its affiliates and for no other purposes, and acknowledge the Partnership's decision not to process for transfer or recognize transfers of more than 4.8% of all issued and outstanding Units during a calendar year. Furthermore, the Confidentiality Agreement provides that the Purchaser has been advised that transfers of the Partnership's Units are subject to the provisions of the Partnership Agreement, including any numerical and other limitations on transfer, and any other restriction set forth in the Partnership Agreement, and that documentation for the transfer of Units must comply with the provisions of the Partnership Agreement.

In addition, counsel to the Purchaser had discussions with counsel to the General Partner and counsel to the Partnership as to what number of Units the General Partner would consent to have transferred during calendar year 2003 and calendar year 2004. These discussions resulted in a provision in the Confidentiality Agreement which states that the Partnership's General Partner has determined not to process for transfer or recognize transfers (other than certain transfers that may be designated as excluded transfers) of more than 4.8% of all issued and outstanding Units during a calendar year.

SECTION 10. CERTAIN INFORMATION CONCERNING THE BUSINESS OF THE PARTNERSHIP AND RELATED MATTERS.

BUSINESS. The following information was extracted from the Partnership's 2002 Form 10-K and Second Quarter 2003 Form 10-Q. The Purchaser did not prepare any of the information contained in the Form 10-K or Form 10-Q and the Purchaser makes no representation as to the accuracy or completeness of such information.

Formation

ML Media Partners, L.P. (the "Partnership"), a Delaware limited partnership, was organized February 1, 1985. Media Management Partners, a New York general partnership (the "General Partner"), is the Partnership's sole general partner. The General Partner is a joint venture, organized as a general partnership under New York law, between RP Media Management ("RPMM") and ML Media Management Inc. ("MLMM"). MLMM is a Delaware corporation and an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). RPMM was organized as a general partnership under New York law, consisting of The Elton H. Rule Company and IMP Media Management Inc. As a result of the death of Elton H. Rule, the owner of The Elton H. Rule Company, the general partner interest of The Elton H. Rule Company was acquired by IMP Media Management, Inc., a company controlled by I. Martin Pompadur, and a corporation wholly-owned by Mr. Pompadur. The General Partner was formed for the purpose of acting as general partner of the Partnership.

The Partnership was formed to acquire, finance, hold, develop, improve, maintain, operate, lease, sell, exchange, dispose of and otherwise invest in and deal with media businesses and direct and indirect interests therein.

Media Properties

As of June 27, 2003, the Partnership's sole remaining operating investment in media properties is its 50% interest in Century/ML Cable Venture (the "Venture"), a joint venture, with Century Communications Corp. ("Century"), a subsidiary of Adelphia Communications Corporation ("Adelphia"), that owns two cable television systems in Puerto Rico, as further described below, under Puerto Rico Investments.

As of December 27, 2002, the Partnership had completed the sale of the following media properties:

o An AM and FM radio station combination in Bridgeport, Connecticut was sold on August 31, 1999;

o A corporation which owns an FM radio station in Cleveland, Ohio was sold on January 28, 1999;

o An AM and FM radio station combination in Anaheim, California was sold on January 4, 1999;

o An AM and FM radio station combination and a background music service in San Juan, Puerto Rico was sold on June 3, 1998;

o    Four cable  television  systems  located in the  California  communities of
     Anaheim,  Hermosa  Beach/Manhattan  Beach,  Rohnert  Park/Yountville,   and
     Fairfield were sold on May 31, 1996 (the "California Cable Systems");

o A VHF television station located in Lafayette, Louisiana was sold on September 30, 1995;

o A VHF television station located in Rockford, Illinois was sold on July 31, 1995;

o An AM and FM radio station combination in Indianapolis, Indiana was sold on October 1, 1993;

o    The Universal Cable systems were sold on July 8, 1992; and

o Two radio stations, one located in Tulsa, Oklahoma and the other in Jacksonville, Florida, were sold on July 31, 1990.

Puerto Rico Investments

Pursuant to the management agreement and joint venture agreement dated December 16, 1986 (the "Joint Venture Agreement"), as amended and restated, between the Partnership and Century, the parties formed the Venture under New York law, in which each has a 50% ownership interest. On December 16, 1986 the Venture, through its wholly-owned subsidiary corporation, Century-ML Cable Corporation ("C-ML Cable Corp."), purchased all of the stock of Cable Television Company of Greater San Juan, Inc. ("San Juan Cable"), and liquidated San Juan Cable into C-ML Cable Corp. C-ML Cable Corp., as successor to San Juan Cable, is the operator of the largest cable television system in Puerto Rico.

On September 24, 1987, the Venture acquired all of the assets of Community Cable-Vision of Puerto Rico, Inc., Community Cablevision of Puerto Rico Associates, and Community Cablevision Incorporated (collectively, the "Community Companies"), which consisted of a cable television system serving the communities of Catano, Toa Baja and Toa Alta, Puerto Rico, which are contiguous to San Juan Cable. C-ML Cable Corp. and the Community Companies are herein referred to as C-ML Cable ("C-ML Cable").

On October 1, 1999, Adelphia through its wholly owned subsidiary Arahova Communications Inc. ("Arahova") consummated its acquisition of Century. While Adelphia's purchase included Century's 50% interest in C-ML Cable, it did not include a purchase of the Partnership's 50% interest in C-ML Cable.

Recapitalization Agreement

On December 13, 2001, the Partnership entered into a Leveraged Recapitalization Agreement (the "Recapitalization Agreement") pursuant to which the Venture agreed to redeem the Partnership's 50% interest in the Venture at a closing to be held on September 30, 2002, for a purchase price of $279.8 million. Highland Holdings ("Highland"), a Pennsylvania general partnership owned by members of the Rigas family (the then controlling shareholders of Adelphia), agreed to arrange financing for the Venture in the amount required to redeem the Partnership's interest in the Venture and Adelphia agreed to guaranty the financing. If the Venture failed for any reason to redeem the Partnership's 50% interest in the Venture, the Recapitalization Agreement required Adelphia to purchase the Partnership's interest in the Venture at the same price and on the same terms that applied to the redemption in the Recapitalization Agreement. Century pledged its 50% interest in the Venture as security for Adelphia's obligation to consummate the purchase of the Partnership's interest in the Venture if the Venture failed to redeem the interest.

Legal Proceedings

On June 12, 2002, the Partnership commenced an action against the Venture, Adelphia and Highland in New York Supreme Court, New York County, seeking specific performance of the Recapitalization Agreement and compensatory and punitive damages for breach by the defendants, including, but not limited to, payment of the full purchase price of $279.8 million for the Partnership's interest in the Venture.

Century and Adelphia removed the Partnership's action to the United States Bankruptcy Court for the Southern District of New York. Following the filing of Adelphia's Chapter 11 bankruptcy petition on June 25, 2002, the Partnership's actions were consolidated as adversary proceedings before the Bankruptcy Judge overseeing Adelphia's bankruptcy case.

On June 21, 2002, the Bankruptcy Judge permitted the Partnership to withdraw the $10 million that had been deposited in escrow by Highland as security for Highland's, Adelphia's and the Venture's performance of their obligations under the Recapitalization Agreement.

The Partnership amended its complaint to add Century as a defendant as well, and seeks damages for breach of the Recapitalization Agreement from all four defendants (the Venture, Adelphia, Century and Highland), as well as specific performance by Adelphia and Century of their obligations to turn over management rights of the Venture to the Partnership. Thereafter, the Partnership moved for judgment as a matter of law against all four defendants, and each of the defendants moved to dismiss the amended complaint. On January 17, 2003, the Bankruptcy Court denied defendants' motions, denied the Partnership's motion in part and granted the Partnership's motion in part, holding that, to the extent the Recapitalization Agreement is an enforceable contract, all defendants were in default under that contract by no later than October 1, 2002, the last possible date for consummation of the transactions contemplated by the Recapitalization Agreement.

Thereafter, on January 27, 2003, Adelphia and Century filed counterclaims, seeking to have the Recapitalization Agreement declared unenforceable as a fraudulent conveyance and on the ground that the Recapitalization Agreement was procured by the alleged fraud of the Rigas family on Adelphia, and seeking additional unspecified damages. The Venture filed nearly identical counterclaims on April 30, 2003, seeking to have its own obligations under the Recapitalization Agreement declared unenforceable. Because the Partnership has sued Adelphia, Century, the Venture and Highland seeking to enforce its claim under the Recapitalization Agreement, and because the Partnership claims entitlement to the recovery of its damages and/or the sale proceeds from any of those entities, including the Venture, the Partnership is "adverse" to the Venture for this purpose, and the Venture has separate counsel. The Partnership has moved to have each of these counterclaims dismissed as a matter of law and to have defendants' affirmative defenses stricken.

On March 31, 2003, the Bankruptcy Court refused to turn over day-to-day management rights over the Venture to the Partnership, but granted the Partnership's motion requiring Adelphia and Century to accept or reject the Recapitalization Agreement by no later than June 30, 2003. Adelphia and Century have elected to reject the Recapitalization Agreement, an election that will be treated under the bankruptcy laws as a breach of the Recapitalization Agreement by Adelphia and Century (giving the Partnership a claim for damages against Adelphia and Century, payable through the bankruptcy proceedings of those entities, if the Recapitalization Agreement is held to be enforceable). As noted above, because each of Adelphia, Century, the Venture and Highland are jointly and severally obligated under the Recapitalization Agreement, the Partnership will be entitled to satisfy any judgment for damages from the assets of the Venture (which has sufficient net assets to satisfy such judgment) as well as from Adelphia, Century and Highland.

Adelphia and Highland also seek recovery of the $10 million which had been deposited into escrow as security for Highland's, Adelphia's and the Venture's performance of their obligations under the Recapitalization Agreement and which the Bankruptcy Judge permitted the Partnership to withdraw in June 2002.

Discovery proceedings with regard to the Partnership's claims and Adelphia and Century's counterclaims have begun.

For the three and six months ended June 27, 2003, the Partnership incurred approximately $677,000 and $1,367,000, respectively, for legal costs relating to the above litigation. Cumulatively, the legal costs related to such litigation efforts totaled approximately $3,719,000 through June 27, 2003.

Competition

Cable Television cable television systems compete with other communications and entertainment media, including over-the-air television broadcast signals. The extent of this competition is dependent in part upon the quality and quantity of such over-the-air signals. Because a substantial variety of broadcast television programming can be received over the air in the areas served by the Partnership's systems, the extent to which the Partnership's cable television service is competitive depends largely upon the system's ability to provide a greater variety of programming than that available over the air and the rates charged for programming. Cable television systems also are susceptible to competition from other multichannel video programming distribution ("MVPD") systems, such as direct broadcast satellite ("DBS") systems and satellite master antenna television ("SMATV"); from other forms of home entertainment, such as video cassette recorders; and in varying degrees from other sources of entertainment in the area, including motion picture theaters, live theater, and sporting events.

In recent years, the level of competition in the MVPD market has increased significantly, most notably by the provision of high-powered DBS service in the continental United States. In addition, the FCC has adopted policies providing for authorization of new technologies and a more favorable operating environment for certain existing technologies that provide, or have the potential to provide, substantial additional competition to cable television systems. For example, the FCC has revised its rules on multichannel multipoint distribution service ("MMDS" or "wireless cable") to foster competition between MMDS services and cable television systems, has authorized telephone companies to deliver video programming directly to their subscribers, and has authorized local multipoint distribution service ("LMDS"), which employs technology analogous to that used by cellular telephone systems to distribute multiple channels of video programming and/or other data directly to subscribers.

Legislation and Regulation

The cable television industry is extensively regulated by the federal government--primarily through the Federal Communications Commission--some state governments, and most local franchising authorities. In addition, the Copyright Act of 1976 (the "Copyright Act") imposes copyright liability on all cable television systems for their primary and secondary transmissions of copyrighted programming. The regulation of cable television systems at the federal, state, and local levels has been in constant flux over the past decade. Legislators and government agencies continue to generate proposals for new laws and for the adoption or deletion of administrative regulations and policies. Further material changes in the law and regulatory requirements must be expected. There can be no assurance that the Partnership's cable systems will not be adversely affected by future legislation, new regulations, or judicial or administrative decisions. Because regulation of the cable industry is subject to the political process, it continues to change. Proposals for additional or revised regulations and requirements are pending before and are being considered by Congress and federal regulatory agencies and will continue to be generated. Also, several of the foregoing matters are now, or may become, the subject of court litigation. The Partnership cannot predict the outcome of pending regulatory proposals, any future proposals, or any such litigation. Nor can the Partnership predict the impact of these on its business.

FINANCIAL INFORMATION & DISTRIBUTIONS. The following information was extracted from the Partnership's 2002 Form 10-K and Second Quarter 2003 Form 10-Q filed for the quarterly period ending June 27, 2003. The Purchaser did not prepare any of the information contained in the Form 10-K or Form 10-Q and the Purchaser makes no representation as to the accuracy or completeness of such information.

An established public market for the Partnership's Units does not now exist, and it is not anticipated that such a market will develop in the future. Accordingly, accurate information as to the market value of a Unit at any given date is not available.

As of March 17, 2003, the number of owners of Units was approximately 11,830. Based on the Partnership's 1999 Form 10-K, the Partnership had 187,994 Units outstanding as of December 31, 1999.(1)

----------
(1) The Partnership's 1999 Form 10-K is the most recent filing which lists the number of Units outstanding.

The Partnership does not distribute dividends, but rather distributes Distributable Cash from Operations, Distributable Refinancing Proceeds, and Distributable Sale Proceeds, to the extent available. In 2000, $1.5 million ($7.90 per Unit) was distributed to its limited partners and $15,001 to its General Partner from the discharge of proceeds that were deposited into escrow upon the sale of the Cleveland Station. In May 2001, $12.4 million ($65.90 per Unit) was distributed to its limited partners and $125,139 to its General Partner from the discharge of proceeds that were deposited into escrow upon the sale of the Cleveland, Connecticut and Anaheim stations. In January 2002, $49.4 million ($263 per Unit) was distributed to its limited partners and $499,418 to its General Partner from the release of reserves from the sale of the California Cable Systems, as well as operating cash balances held by the Partnership.

For the reasons stated below, the Partnership's consolidated financial statements for the quarterly periods ended June 28, 2002 and June 27, 2003 have been omitted from the Partnership's 2002 Form 10-K and Second Quarter 2003 Form 10-Q. Financial statements for the fiscal years ended December 31, 1999 and December 25, 1998 were filed on May 3, 2000 with the Partnership's 1999 Form 10-K. Additionally, financial statements for the quarter and year to date period ended September 29, 2000 were filed with the Partnership's quarterly report on Form 10-Q for the quarter ended September 29, 2000.

The financial statements of C-ML Cable, the joint venture between the Partnership and Adelphia that owns cable television systems in Puerto Rico, are a material component of the Partnership's financial statements. Under the terms of the joint venture agreement relating to C-ML Cable, Adelphia has the responsibility for maintaining the books and records of the joint venture. Although Adelphia had previously furnished to the Partnership audited financial statements of C-ML Cable for the year ended December 31, 2000, the Partnership has raised questions with respect to certain items in those financial statements, as reported in the Partnership's Form 10-Q for the quarter ended September 29, 2000. The Partnership has not received satisfactory responses from Adelphia with respect to such questions, and, accordingly, has not been able to prepare financial statements for any period subsequent to September 29, 2000. In addition, Deloitte & Touche LLP, the auditors for C-ML Cable, has retracted its audit of C-ML Cable for the years ended December 31, 1999, 2000 and 2001. In consideration of these circumstances, the Partnership has determined that it has been inappropriate and continues to be inappropriate at this time to file financial statements that rely on information contained in the financial statements of C-ML Cable for the years ended December 31, 2000 and 2001. Additionally, audited statements of C-ML Cable for the year ended December 31, 2002 have not been released as of the date of the applicable reports filed by the Partnership with the Commission. The Partnership, therefore, states that it is unable to prepare and include in its reports filed with the Commission, financial statements that rely on such financial information of C-ML Cable.

SECTION 11. CERTAIN INFORMATION CONCERNING THE PURCHASER.

Smithtown is a Delaware limited liability company, which was organized as a private investment vehicle. The Purchaser's offices are located at 601 Carlson Parkway, Suite 200, Minnetonka, MN 55305, and its telephone number is (888) 323-3757. For certain information concerning the members of Smithtown, see
Schedule 1 to this Offer to Purchase. The Purchaser owns 15,223 Units which is approximately 8.1 % of the issued and outstanding Units.

Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1, or any affiliate of the Purchaser beneficially owns or has a right to acquire any Units; (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1, or any affiliate of the Purchaser or any member, director, executive officer, or subsidiary of any of the foregoing has effected any transaction in the Units; (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser has any contract, arrangement, understanding, or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings, or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents, or authorizations; (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchasers, or, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Partnership or affiliates, on the other hand; and (v) there have been no contracts, negotiations, or transactions between the Purchaser or to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer (other than as described in Section 8 of this Offer) or other acquisition of securities, an election or removal of the General Partner, or a sale or other transfer of a material amount of assets.

Set forth below is a summary of certain unaudited financial information with respect to Merced, the sole owner of Smithtown, from its most recent unaudited statement of financial condition dated August 31, 2003. Attached as Exhibit
(a)(1)-8 to the Schedule TO are copies of Merced's unaudited financial statements for the years ended December 31, 2002 and 2001, and Merced's unaudited statements of financial condition as of August 31, 2003, June 30, 2003 and March 31, 2003.

ASSETS

Cash and cash equivalents                                           $ 66,909,509
Accounts receivable                                                  243,192,616
Securities owned, at fair value                                      574,625,144
Other assets                                                             181,673
                                                                    ------------

      Total Assets                                                  $884,908,942
                                                                    ============

LIABILITIES AND PARTNERS' CAPITAL

Securities sold but not yet purchased, at fair value                $236,973,030
Accounts payable and other liabilities                                20,070,566
                                                                    ------------

      Total Liabilities                                             $257,043,596

Partners' capital                                                    627,865,346
                                                                    ------------

      Total Liabilities and Partners' Capital                       $884,908,942
                                                                    ============

SECTION 12. SOURCE OF FUNDS.

The Purchaser expects that approximately $4,961,000 (exclusive of fees and expenses) will be required to purchase 9,020 Units, which is the maximum number of Units that the Purchaser will purchase in the Offer. We will pay cash for all tendered Units using our cash on hand and proceeds from highly liquid securities in our proprietary portfolio. The Purchaser is not a public company. The Offer is not contingent on obtaining financing.

SECTION 13. CERTAIN CONDITIONS OF THE OFFER.

On or after the date of the Offer and before the Expiration Date and notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules or regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Units promptly after the expiration or termination of the Offer), to pay for any Units tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Units tendered, and may amend or terminate the Offer if: (i) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Units pursuant to the Offer, the Purchaser will have full rights to ownership as to all such Units and that the Purchaser will become a registered owner on the books and records of the Partnership and that the Purchaser will be the record owner for purposes of any distributions made by the Partnership to Unitholders; (ii) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon the purchase of the Units pursuant to the Offer, the transfer restrictions will have been satisfied;
(iii) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon the purchase of the Units pursuant to the Offer, the General Partner will give its prior written consent to the Purchaser becoming a Substituted Limited Partner with respect to all Units tendered hereby; or (iv) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the purchase contemplated by the Offer shall not have been filed, occurred or been obtained.

Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date any of the following conditions exist:

(a) the acceptance by the Purchaser of Units tendered and not withdrawn pursuant to the Offer or the transfer of such Units to the Purchaser violates restrictions in the Partnership Agreement which prohibit any transfer of Units which would cause a termination of the Partnership or would cause the Partnership to be taxed as a "publicly traded partnership" under the Internal Revenue Code;

(b) there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Units pursuant to the Offer or otherwise directly or indirectly relating to the Offer, or otherwise, in the judgment of the Purchaser, adversely affecting the Purchaser, the General Partner or the Partnership;

(c) any statute, rule or regulation shall have been proposed, enacted, promulgated or deemed applicable to the Offer, or any action or order shall have been proposed, entered into or taken, by any government, governmental agency, or other regulatory or administrative agency or authority, which, in the judgment of the Purchaser, might (i) result in a delay in the ability of the Purchaser or render the Purchaser unable, to purchase or pay for some or all of the tendered Units, (ii) make such purchase or payment illegal, or (iii) otherwise adversely affect the Purchaser or the Partnership;

(d) any change shall have occurred or be threatened (or any condition, event or development involving a prospective change) in the business, properties, assets, liabilities, financial condition, capitalization, partners' equity, licenses, franchises, results of operations, tax status or prospects of the Partnership which, in the judgment of the Purchaser, is adverse to the Partnership, or the Purchaser shall have become aware of any facts which, in the judgment of the Purchaser, have or may have adverse significance with respect to the value of the Units;

(e) there shall have occurred (i) any general suspension of, or limitation on prices for or trading in, securities in the over-the-counter market or on any national securities exchange or quotation system, (ii) a declaration of a banking moratorium or any suspension of payment in respect of banks in the United States (whether or not mandatory) or any limitation (whether or not mandatory) by federal or state authorities, or other event which might have an adverse affect, on the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof; or, in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(f) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) a tender or exchange offer for some or all of the Units is made, or publicly proposed to be made or amended, by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act) or (ii) any person or group that prior to such date had filed a statement with the Commission pursuant to Section 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such statement by two percent or more of the outstanding Units;

(g) the Partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities; (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units; (iii) declared or paid any distribution, OTHER THAN IN CASH, on any of its partnership interests; (iv) authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, any acquisition of assets or securities, disposition of assets or securities or material change in its capitalization, or any comparable event not in the ordinary course of business consistent with past practices; or (v) proposed or effected any amendment to the Partnership's Agreement of Limited Partnership or the Purchaser shall have become aware that the Partnership or its General Partner have proposed any such amendment;

(h) the failure to occur of any necessary approval or authorization by any Federal or state authorities necessary to consummation of the Purchaser of all or any part of the Units to be acquired hereby, which in the reasonable judgment of the Purchaser in any such case, and regardless of the circumstances
(including any action of the Purchaser) giving rise thereto, makes it inadvisable to proceed with such purchase or payment;

(i) the Purchaser or any of its affiliates and the Partnership shall have agreed that the Purchaser shall amend or terminate the Offer or postpone the payment for the Units pursuant thereto;

(j)  any   developments   shall  have  occurred  or  be  threatened  that  might
substantially impair or encumber those benefits that the Purchaser is attempting to achieve in this Offer;

(k) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which, in the view of the Purchaser, (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchaser, (ii) imposes, confirms or seeks to impose or confirm limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unitholders, (iii) requires divestiture by the Purchaser of any Units, (iv) might cause any material diminution of the benefits expected to be derived by the Purchaser or any of its affiliates as a result of the transactions contemplated by the Offer, (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, capitalization, partners' equity, licenses, franchises, tax status, operations, results of operations or prospects of the Purchaser or the Partnership, (vi) challenges the acquisition by the Purchaser of the Units or seeks to obtain any material damages as a result thereof or (vii) challenges or adversely affects the Offer; or

(l) the Purchaser shall become aware that any material right of the Partnership or any of its subsidiaries under any governmental license, permit or authorization relating to any environmental law or regulation is reasonably likely to be impaired or otherwise adversely affected as a result of, or in connection with, the Offer.

The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) giving rise to such condition, or may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion. The failure by the Purchaser at any time prior to the Expiration Date to exercise the foregoing rights will not be deemed a waiver of such rights, which rights will be deemed to be ongoing and may be asserted at any time and from time to time until the Expiration Date. The Purchaser does not believe the state of hostilities in Iraq during the weeks immediately preceding the date of this Offer triggers the condition described in clause (e) of this Section 13. Any determination by the Purchaser concerning the events described in this Section 13 will be final and binding upon all parties.

SECTION 14. CERTAIN LEGAL MATTERS AND REQUIRED REGULATORY APPROVALS.

GENERAL. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Partnership with the Commission and other publicly available information regarding the Partnership, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Units as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's or the Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions (See Section 13 ("Certain Conditions of the Offer")).

ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not currently believe any filing is required under the HSR Act with respect to its acquisition of Units contemplated by the Offer.

STATE TAKEOVER LAWS. The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in the Offer, nor any action taken in connection herewith, is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Units tendered.

ERISA. By executing and returning the Agreement of Sale, a Unitholder will be representing that either (a) the Unitholder is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 4975 of the Code, or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of any such plan, or (b) the tender and acceptance of Units pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 15. FEES AND EXPENSES.

THE PURCHASER WILL PAY ALL EXPENSES OF THE OFFER, INCLUDING CERTAIN FEES AND EXPENSES OF ITS AFFILIATES. THE PURCHASER WILL NOT PAY ANY FEES OR COMMISSIONS TO ANY BROKER, DEALER OR OTHER PERSON FOR SOLICITING TENDERS OF UNITS OR OTHERWISE PURSUANT TO THE OFFER. HOWEVER, BROKERS, DEALERS, COMMERCIAL BANKS AND TRUST COMPANIES AND OTHER NOMINEES, IF ANY, WILL, UPON REQUEST AND PRIOR APPROVAL OF THE PURCHASER, BE REIMBURSED BY THE PURCHASER FOR REASONABLE AND CUSTOMARY CLERICAL AND MAILING EXPENSES INCURRED BY THEM IN FORWARDING MATERIALS TO THEIR CUSTOMERS.

SECTION 16.  MISCELLANEOUS.

THE OFFER IS NOT BEING MADE TO (NOR WILL  TENDERS BE ACCEPTED  FROM OR ON BEHALF
OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Purchaser will engage one or more registered brokers or dealers that are licensed under the laws of such jurisdiction to make the Offer. The Purchaser has filed with the Commission the Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission as set forth above in "Introduction."

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Agreement of Sale and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or the Partnership since the date as of which information is furnished or the date of this Offer to Purchase.

                                        SMITHTOWN BAY, LLC

                                        By: Global Capital Management, Inc.
                                            Its Manager

                                        By: /s/ Michael J. Frey
                                            ------------------------------------
                                            Name: Michael J. Frey
                                            Title: Chief Executive Officer

                                        Dated: October 16, 2003


                                        MERCED PARTNERS LIMITED PARTNERSHIP

                                        By: Global Capital Management, Inc.
                                            Its Manager

                                        By: /s/ Michael J. Frey
                                            ------------------------------------
                                            Name: Michael J. Frey
                                            Title: Chief Executive Officer

                                        Dated: October 16, 2003


                                        GLOBAL CAPITAL MANAGEMENT, INC.

                                        By: /s/ Michael J. Frey
                                            ------------------------------------
                                            Name: Michael J. Frey
                                            Title: Chief Executive Officer

                                        Dated: October 16, 2003


                                        MICHAEL J. FREY

                                        By: /s/ Michael J. Frey
                                            ------------------------------------

                                        Dated: October 16, 2003


                                        JOHN D. BRANDENBORG

                                        By: /s/ John D. Brandenborg
                                            ------------------------------------

                                        Dated: October 16, 2003

                                   SCHEDULE 1

                       INFORMATION REGARDING THE PURCHASER

Smithtown Bay, LLC ("Smithtown") is a Delaware limited liability company formed on July 29, 1996. Smithtown Bay's Manager is Global Capital Management, Inc. ("GCM"), a Delaware corporation formed on September 23, 1988. Merced Partners Limited Partnership, a Delaware limited partnership formed on January 19, 1990, of which GCM is the General Partner, is the sole owner of Smithtown. GCM is controlled by its two officers and directors, John D. Brandenborg and Michael J. Frey. Each Party's principal executive offices are located at 601 Carlson Parkway, Suite 200, Minnetonka, Minnesota 55305.

            PRESENT PRINCIPAL OCCUPATION FIVE-YEAR EMPLOYMENT HISTORY

Michael J. Frey

Mr. Frey has been and continues to be Chairman, Chief Executive Officer, Secretary and a Director of GCM, from January 1, 1999 to present. Mr. Frey was Secretary, Vice President and a Director of GCM from 1988 to December 31, 1998.

John D. Brandenborg

Mr. Brandenborg has been and continues to be President, Chief Operating Officer, Treasurer and a Director of GCM, from January 1, 1999 to present. From August 1988 to December 31, 1998, Mr. Brandenborg was Vice President, Treasurer and a Director of GCM.

The Agreement of Sale and any other required documents should be sent or delivered in the pre-addressed envelope accompanying this Offer to Purchase by each tendering Unitholder or its broker, dealer, commercial bank, credit union, trust company or other nominee to the Purchaser at the following address:

                               SMITHTOWN BAY, LLC
                         601 Carlson Parkway, Suite 200
                              Minnetonka, MN 55305

FOR MORE INFORMATION OR FOR FURTHER ASSISTANCE WITH THE PROCEDURE OF TENDERING YOUR UNITS PLEASE CALL THE PURCHASER'S TOLL-FREE INFORMATION LINE AT (866) 476-7243.